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Exhibit 10.8

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 15th day of May, 2008, by and between MTR Gaming Group, Inc. ("MTR" or the "Company"), having an address of State Route 2, South, Chester, West Virginia 26034, and David Hughes, having an address of c/o MTR Gaming Group, Inc., State Route 2 South, Chester, WV 26034 ("Executive").

        WHEREAS, Executive is currently an at-will employee of the Company serving as Executive Vice President of Strategic Operations.

        WHEREAS, the Company wishes to employ Executive as Corporate Executive Vice President and CFO of MTR Gaming and further wishes to enter into an agreement with Executive in order to afford Executive certain long-term benefits as well as to reflect the terms and conditions of Executive's employment relationship to the Company.

        NOW THEREFORE, the parties, in reliance upon the mutual promises and covenants herein contained, do hereby agree as follows:

        1.     Term.    The Company hereby agrees to employ Executive, and Executive agrees to serve the Company, in the capacity indicated above for a two year period commencing on May 15, 2008 (the "Employment Date"), and ending on May 15, 2010.

        2.     Duties and Services.    During the Period of Employment, Executive agrees to serve the Company as its Corporate Executive Vice President and CFO of MTR Gaming, and in such other office of MTR and/or its Affiliates to which Executive may be elected or appointed, and to perform such other reasonable and appropriate duties as may be requested of Executive by the President and CEO of the Company (the "CEO"), in accordance with the terms herein set forth. Executive shall devote such of his/her time, energy and skill during regular business hours to the business and affairs of the Company and its Affiliates and to the promotion of their interests as is required.. Executive shall report directly to and shall be subject to the direction of the Company's Chief Executive Officer. Executive shall perform those duties customarily performed by the Chief Financial Officer of a publicly traded corporation, including but not limited to assuming primary responsibility for the Company's reporting and disclosure requirements imposed by the Securities and Exchange Commission and Nasdaq.

        3.     Compensation.

          (a)   Base Salary.    The base salary of the Executive for services pursuant to the terms of this Agreement shall be $390,000.00 per year, payable in bi-monthly installments or on such other terms as may mutually be agreed upon by the Company and Executive. Executive's base salary shall be subject to an automatic cost-of-living increase of five percent (5%) on the first of January each year of this Agreement, and shall be subject to periodic increase by the Company's Compensation Committee in its sole discretion.

          (b)   Discretionary Cash Bonus.    Executive shall be entitled to periodic cash bonuses of at minimum 10% of base pay payable on January 1 of each year with the ability to earn additional discretionary bonuses at the sole discretion of the Company's Compensation Committee.

          (c)   Benefit Plans and Fringe Benefits.    Executive shall receive such employment fringe benefits and shall be entitled to participate in other employee benefit plans, including without limitation any health insurance, pension plan, profit-sharing plan, savings plan, life insurance and disability insurance plans and the like made available by the Company now or in the future to its executives as the Company's Compensation Committee may periodically award in its discretion based on the

  Executive's performance, subject to and on a basis consistent with the terms, conditions and overall administration of such benefit plans.

          (d)   Long Term Incentives.    As soon as practicable after the date of execution of this Agreement, the MTR will grant to Executive non-qualified options to purchase 30,000 shares of MTR's common stock. The exercise price of those options will be the Nasdaq Official Close Price of the stock on the date of grant. The 30,000 options shall be fully vested upon grant.

          (e)   Automobile Allowance.    During the Period of Employment, Executive shall be entitled to $700 per month toward the lease or purchase, insurance and maintenance of an automobile.

          (f)    Vacation.    Executive shall be entitled to five (5) weeks of paid vacation annually to be taken at a time or times mutually satisfactory to Executive and the Company. Accrued vacation time not utilized by Executive due to business commitments may be carried over to the following year (provided, however, that Executive shall not in any event utilize more than six weeks of vacation in any twelve month period) or paid to Executive at the end of the year as additional compensation at Executive's election.

          (g)   Expenses.    All travel and other expenses incident to the rendering of services by Executive hereunder, including the expenses associated with gaming licensing in any state in which the Company or one of its affiliates requests Executive to become licensed, shall be paid by the Company. The Company shall also provide Executive a Company cellular telephone, or, at the Company's election, reimburse Executive for the cost of a cellular phone and monthly service charges maintained by Executive. If any such expenses are paid in the first instance by Executive, the Company shall reimburse him/her therefore on presentation of the appropriate documentation required by the Internal Revenue Code of 1986, as amended (the "Code"), or Treasury Regulations promulgated thereunder, or otherwise required under the Company's policy with respect to such expenses.

          (h)   Working Facilities.    The Company shall provide Executive with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his/her position and appropriate for the performance of his/her duties.

        4.     Early Termination.

          (a)   This Agreement will terminate automatically, and neither party shall have any further obligations or duties under this Agreement, in the event that state regulatory authorities find Executive unsuitable to hold the position provided herein, except for obligations accrued under Section 3(a) and 3(b) as of the date of termination.

          (b)   Notwithstanding the provisions of Section 2 hereof, Executive may be discharged by the Company for Cause (as defined in Section 4(d) hereof), in which event the Period of Employment hereunder shall cease and terminate and neither party shall have any further obligations or duties under this Agreement, except for obligations accrued under Section 3(a) and 3(b) as of the date of termination. In addition, the Period of Employment shall cease and terminate upon the earliest to occur of the following events: (i) the death of Executive or (ii) at the election of the CEO (subject to the Americans With Disabilities Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days. Upon termination of the Period of Employment as a result of the Executive's death or disability, in consideration for Executive or his and beneficiaries releasing the Company from any claims, damages or causes of action, the Company shall pay to Executive or his estate, as the case may be, a lump sum amount equal to the greater of (i) the base salary described in Section 3(a) hereof for the remaining term of the Agreement, or (ii) the amount of base salary to which Executive would have been entitled to receive for the one (1) year following his/her death or disability.

          (c)   In the event Executive is discharged by the Company other than for the reasons set forth in Paragraph 4(b) above, Executive shall have no further obligations or duties under this Agreement. In the event of termination of the Period of Employment pursuant to the preceding sentence, unless such termination is in connection with a change in control of the Company or a sale of all or substantially all of the assets of MTR Gaming Group, Inc. (individually or collectively, a "Change in Control") (in which case Executive's severance will be as set forth in the following sentence of this Paragraph 4(c), in consideration for Executive or his and beneficiaries releasing the Company from any claims, damages or causes of action, the Company shall continue to pay Executive the entire compensation otherwise payable to him/her under the provisions of Section 3 hereof for the otherwise remaining Period of Employment but not less than one year of base pay salary as defined in Section 3(a) without any duty on the part of Executive to migrate such payments; provided, however, that if Executive should die prior to the end of such period, the provisions of Section 4(b) hereof shall be applicable as though Executive's employment hereunder had not been so terminated. In the event of a Change in Control, then the Company shall pay Executive severance in an amount of two years of base salary as defined in Section 3(a), without any duty on the part of the Executive to mitigate such payments, in consideration for a mutual release from any further obligations of either party hereunder. The payment for change in control would be payable in two equal installments with the first installment paid upon an executed agreement resulting in a change in control of MTR Gaming and the second installment paid at or prior to closing. If the Current CEO of MTR Gaming ceases to serve in his current capacity or the executive reporting line of authority is changed such that Executive no longer reports directly to the CEO, then Executive shall have the right to resign from his position upon 90 days written notice and shall be immediately entitled to a severance amounting to one times his base pay as outlined in section 3(a) of this agreement; provided, however Executive must deliver such notice within ten (10) days after the occurrence of the event triggering such notice..

          (d)   For purposes of this Section 4, the term "Cause" shall mean (i) conviction of a felony, (ii) embezzlement or misappropriation of funds or property of the Company or any of its affiliates (the "Affiliates"), (iii) Executive's consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; (iv) Executive's engaging in activity that the CEO determines in his reasonable judgment would result in the suspension or revocation of any video lottery, pari-mutuel, or other gaming license or permit held by MTR or any of its subsidiaries; or (v) a determination by any state gaming regulatory agency that Executive is not suitable to hold his position or otherwise to participate in a gaming enterprise in the state in question.

        5.     Confidentiality and Non-Competition.

          (a)   The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information and trade secrets (collectively, "Confidential Material") relating to the business practices of the Company and its Affiliates. Executive agrees that he will not, directly or indirectly, (i) disclose to any other person or entity either during or after his employment by the Company or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its Affiliates, any Confidential Material acquired by Executive during his employment by the Company, without the prior written consent of the Company or otherwise than as required by law or any rule or regulation of any federal or state authority. Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials and all copies thereof, not to disparage the Company, and for a period of one year from the date of such termination not to solicit for employment or hire any employee of the Company. All programs, ideas, strategies, approaches, practices or inventions created, developed, obtained or conceived of by Executive during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusively to the Company, provided that they are related in any manner to the Company's business or that of any of its Affiliates. Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

          (b)   Executive agrees that during the term of employment he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its Affiliates within one hundred (100) miles of any location in which the Company or any affiliates does business or in which Executive has knowledge that the Company or any of its Affiliates contemplates doing business; provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.

          (c)   Executive agrees that for a period of one (1) year from date of his separation from employment for any reason, other than in connection with a change in control of the company or change in the reporting line of authority as set forth in Section 4(c) he will not accept employment as an executive with any racetrack or casino within (50) miles of any racetrack or casino owned or operated by the company or its affiliates.

          (d)   Executive agrees that the remedy at law for any breach by him/her of this Section 5 will be inadequate and that the Company shall be entitled to injunctive relief.

        6.     General.    This Agreement is further governed by the following provisions:

          (a)   Notices.    Any notice or other communication required or permitted to be given hereunder shall be made in writing and shall be delivered in person, by facsimile transmission or mailed by prepaid registered or certified mail, return receipt requested, addressed to the parties at the address stated above or to such other address as either party shall have furnished in writing in accordance with this Section. Such notices or communications shall be effective upon delivery if delivered in person or by facsimile and either upon actual receipt or three (3) days after mailing, whichever is earlier, if delivered by mail.

          (b)   Parties In Interest.    This Agreement shall be binding upon and insure to the benefit of Executive and his and beneficiaries, and it shall be binding upon and inure to the benefit of the Company and any corporation succeeding to all or substantially all of the business and assets of the Company by merger, consolidation, purchase of assets or otherwise.

          (c)   Arbitration.    Any disputes arising under the terms of the Agreement shall be settled by binding arbitration between the parties in the Weirton/Chester, West Virginia area in a proceeding held under the rules of the American Arbitration Association. In such proceeding, each party shall choose one arbitrator and the two so chosen shall choose a third arbitrator. The vote of two of the arbitrators shall be sufficient to determine an award. Arbitration proceedings shall be commenced within thirty (30) days from the date of the claimant's request for arbitration to the other party. Notwithstanding anything herein to the contrary, the arbitrators shall have no authority to grant either party any consequential, incidental, punitive or special damages.

          (d)   Entire Agreement.    This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification of this Agreement will be effective only if it is in writing signed by the parties.

          (e)   Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

          (f)    Severability.    In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

          (g)   No Breach.    Executive warrants and represents to the Company that neither his entering nor performing this Agreement will violate the terms of any contract or covenant to which Executive is a party or by which he is bound.

          (h)   Indemnification.    The Company shall indemnify, defend and hold the Executive harmless, to the extent permitted by law, including the payment of reasonable attorneys' fees, if the Company does not directly provide Executive's defense, from and against any and all civil claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claims that assert as a basis, any acts, omissions or other circumstances involving the performance of Executive's employment duties hereunder unless such claim is finally determined by a court of competent jurisdiction to arise from Executive's gross negligence or willful, intentional and/or wanton act.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MTR Gaming Group, Inc.
By:	/s/ Edson R. Arneault
Its:	President and CEO
/s/ David Hughes David Hughes

MTR GAMING GROUP, INC.

ACKNOWLEDGEMENT OF GRANT OF OPTIONS

May    , 2008

TO: David Hughes

        In connection with your new employment contract with MTR Gaming Group, Inc. or one of its subsidiaries ("MTR") (to which this acknowledgement is attached), the Compensation Committee of the Board of Directors of MTR has on this date granted you options to purchase 30,000 share of MTR's common stock (the Option Shares).

        Consistent with SEC and Nasdaq rules, the exercise price to be paid for the purchase of each of the Option Shares will be the Nasdaq Official Close Price of a share of MTR's common stock on this date.

        The options are fully vested and will be exercisable for a term of 10 years from the date of grant subject to other terms that will be set forth in a non-qualified employee stock option agreement to be executed between you and MTR in the near future and option plan from which the options were granted.

        Please sign below to acknowledge that we have informed you of the grant of options and the basic terms thereof.

Acknowledged By:
/s/ David Hughes
Name:	David Hughes
Title:	Executive Vice President and CFO

Date: May 15, 2008

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  Exhibit 10.8